INVESTMENT MANAGEMENT AGREEMENT

                    AGREEMENT made on ________ __, 1996, by and between BULL & BEAR GLOBAL INCOME FUND, INC., a Maryland corporation (the "Fund") and BULL & BEAR ADVISERS, INC., a Delaware corporation (the "Investment Manager").

                    WHEREAS the Fund intends to register under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company; and

                    WHEREAS, the Fund desires to retain the Investment Manager to furnish certain investment advisory and portfolio management services to the Fund, and the Investment Manager desires to furnish such services;

                    NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:

                    1. The Fund hereby employs the Investment Manager to manage the investment and reinvestment of its assets, including the regular furnishing of advice with respect to the Fund's portfolio transactions subject at all times to the control and oversight of the Fund's Board of Directors, for the period and on the terms set forth in this Agreement. The Investment Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

                    2. The Fund assumes and shall pay all the expenses required for the conduct of its business including, but not limited to, salaries of administrative and clerical personnel, brokerage commissions, taxes, insurance, fees of the transfer agent, custodian, legal counsel and auditors, association fees, costs of filing, printing and mailing proxies, reports and notices to shareholders, preparing, filing and printing the prospectus and statement of additional information, payment of dividends, costs of stock certificates, costs of shareholders meetings, fees of the independent directors, necessary office space rental, all expenses relating to the registration or qualification of shares of the Fund under applicable Blue Sky laws and reasonable fees and expenses of counsel in connection with such registration and qualification and such non-recurring expenses as may arise, including, without limitation, actions, suits or proceedings affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and directors with respect thereto.

                    3. If requested by the Fund's Board of Directors, the Investment Manager may provide other services to the Fund such as, without limitation, the functions of billing, accounting, certain shareholder communications and services, administering state and Federal registrations, filings and controls and other administrative services. Any services so requested and performed will be for the account of the Fund and the costs of the Investment Manager in rendering such services shall be reimbursed by the Fund, subject to examination by those directors of the Fund who are not interested persons of the Investment Manager or any affiliate thereof.

                    4. The services of the Investment Manager are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others in addition to the Fund so long as its services hereunder are not impaired thereby.

                    5.  The Investment Manager shall create and
          maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the investment management services performed by it hereunder and not otherwise created and maintained by another party pursuant to a written contract with the Fund. Where applicable, such records shall be maintained by the Investment Manager for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Fund which are in the possession of the Investment Manager shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Investment Manager's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Investment Manager to the Fund or the Fund's authorized representatives.

                    6. As compensation for its services provided pursuant to this Agreement, the Fund will pay to the Investment Manager a fee from its assets, such fee to be computed weekly and paid monthly in arrears at the annual rate of 7/10 of 1% of the first $250 million, 5/8 of 1% from $250 million to $500 million, and 1/2 of 1% over $500 million. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be protected according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

                    7. The Investment Manager shall direct portfolio transactions to broker/dealers for execution on terms and at rates which it believes, in good faith, to be reasonable in view of the overall nature and quality of services provided by a particular broker/dealer, including brokerage and research services and sales of shares of the Fund and shares of other investment companies or series thereof for which the Investment Manager or an affiliate thereof serves as Investment Adviser. The Investment Manager may also allocate portfolio transactions to broker/dealers that remit a portion of their commissions as a credit against Fund expenses. With respect to brokerage and research services, the Investment Manager may consider in the selection of broker/dealers brokerage or research provided and payment may be made of a fee higher than that charged by another broker/dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, so long as the criteria of Section 28(e) of the Securities Exchange Act of 1934, as amended, or other applicable laws are met. Although the Investment Manager may direct portfolio transactions without necessarily obtaining the lowest price at which such broker/dealer, or another, may be willing to do business, the Investment Manager shall seek the best value for the Fund on each trade that circumstances in the market place permit, including the value inherent in on-going relationships with quality brokers. To the extent any such brokerage or research services may be deemed to be additional compensation to the Investment Manager from the Fund, it is authorized by this Agreement. The Investment Manager may place brokerage for the Fund through an affiliate of the Investment Manager, provided that: the Fund not deal with such affiliate in any transaction in which such affiliate acts as principal; the commissions, fees or other remuneration received by such affiliate be reasonable and fair compared to the commissions, fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time; and such brokerage be undertaken in compliance with applicable law. The Investment Manager's fees under this Agreement shall not be reduced by reason of any commissions, fees or other remuneration received by such affiliate from the Fund.

                    8. The Investment Manager shall waive all or part of its fee or reimburse the Fund monthly if and to the extent the aggregate operating expenses of the Fund exceed the most restrictive limit imposed by any state in which shares of the Fund are qualified for sale. In calculating the limit of operating expenses, all expenses excludable under state regulation or otherwise shall be excluded. If this Agreement is in effect for less than all of a fiscal year, any such limit will be applied proportionately.

                    9. Subject to and in accordance with the Articles of Incorporation and By-laws of the Fund and of the Investment Manager, it is understood that directors, officers, agents and shareholders of the Fund are or may be interested in the Fund as directors, officers, shareholders and otherwise, that the Investment Manager is or may be interested in the Fund as a shareholder or otherwise and that the effect and nature of any such interests shall be governed by law and by the provisions, if any, of said Articles of Incorporation or By-laws.

                    10. A. This Agreement shall become effective upon the date hereinabove written provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of the Directors of the Fund who are not parties to this Agreement, or interested persons of any such party and (ii) by vote of the holders of a majority of the Fund's outstanding voting securities.

                    B. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Directors of the Fund who are not parties to this Agreement, or interested persons of any such party and
          (ii) by the Board of Directors of the Fund by the vote of the holders of a majority of the outstanding voting securities of the Fund.

                    C. This Agreement may be terminated without penalty at any time either by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the Fund's outstanding voting securities on 60 days' written notice to the Investment Manager, or by the Investment Manager on 60 days' written notice to the Fund. This Agreement shall immediately terminate in the event of its assignment.

                    11. The Investment Manager shall not be liable to the Fund or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund's shareholders in connection with the matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Investment Manager against any liability to the Fund or the Fund's shareholders by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations and duties under this Agreement.

                    12.  As used in this Agreement, the terms
          "interested person," "assignment," and "majority of the outstanding voting securities" shall have the meanings provided therefor in the 1940 Act, and the rules and regulations thereunder.

                    13.  This Agreement constitutes the entire
          agreement between the parties hereto and supersedes any prior agreement, with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency, decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                    14.  This Agreement shall be construed in
          accordance with and governed by the laws of the State of New York, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated thereunder.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

          ATTEST:                       BULL & BEAR GLOBAL INCOME FUND, INC.

          ________________________
          By:_________________________

          ATTEST:                       BULL & BEAR ADVISERS, INC.


          _________________________
          By:_________________________